Exhibit 99.1

Houston American Energy Announces “No Admit, No Deny” Settlement in
SEC Administrative Civil Proceeding

Houston, Texas – April 23, 2015 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced that a final settlement has been agreed upon in the civil cease-and-desist proceeding previously instituted by the Securities and Exchange Commission against the company and John F. Terwilliger.

Pursuant to the settlement, the company and Mr. Terwilliger, without admitting or denying wrongdoing, agreed that (i) each would cease and desist from committing or causing any violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange and Rule 10b-5 promulgated thereunder; (ii) the company would pay a civil monetary penalty in the amount of $400,000; (iii) Mr. Terwilliger would pay a civil monetary penalty in the amount of $150,000; and (iv) Mr. Terwilliger would be prohibited from serving or acting as an officer or director of a public company for a period of five years.

In conjunction with the settlement, Mr. Terwilliger has tendered his resignation as an officer and director of Houston American Energy, the company has appointed John P. Boylan as Chairman, Chief Executive Officer and President and the board has appointed Roy Jageman as a director.

Mr. Boylan has served as a director, and chair of the audit and compensation committees, of the company since 2006.  Mr. Boylan is a licensed CPA and provides financial and management advisory services to the oil and gas industry.  Mr. Terwilliger will remain employed by the company in a non-executive advisory capacity at least through the end of 2015 to facilitate the management transition.  At that time, Mr. Terwilliger’s future employment with the company will be re-determined by the company and Mr. Terwilliger.

Mr. Jageman is a private investor and consultant to the energy industry with more than 25 years of industry experience.  Mr. Jageman has served as Chief Financial Officer and in other senior executive positions with multiple oil and gas producers and in various management capacities with multiple investment banking and financial advisory firms.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.